[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.9

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”), is dated May 23, 2003, by and among Ryan Pharmaceuticals, a Delaware corporation, with corporate address of 2493 Poinciana Dr., Weston, Florida 33327 (“Ryan Pharmaceuticals”), TEAMM Pharmaceuticals, Inc., a Delaware corporation (“TEAMM”), and Accentia, Inc., a Florida corporation (“Accentia”). TEAMM is a wholly owned subsidiary of Accentia.

WITNESSETH

WHEREAS, Ryan Pharmaceuticals, among other things, is engaged in the research and development of a pharmaceutical product comprised primarily of [*] (the “[*] Product”); and

WHEREAS, Ryan Pharmaceuticals and TEAMM have entered into a “Summary of Material Terms of Proposed License Agreements,” dated March 7, 2003, whereby the commercial terms for this Agreement were outlined; and

WHEREAS, Ryan Pharmaceuticals and Mikart, Inc., a contract manufacturer and developer of pharmaceutical products, with corporate offices at 1750 Chattahoochee Ave., Atlanta, GA 30318 (“Mikart”), have entered into a development project to formulate, develop, obtain FDA approval, and commercialize the [*] Product; and

WHEREAS, TEAMM has experience and capability in the marketing and distribution of such products and desires to distribute such products.

NOW, THEREFORE, for good and valuable consideration, and the covenants, conditions, and undertakings hereinafter set forth, the receipt, adequacy and sufficiency of which are hereby acknowledged, it is agreed by and among the parties as follows:

1. Definitions. In addition to various terms defined throughout the Agreement, the following capitalized terms shall have the meanings set forth below:

1.1	“Act” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended, and the regulations promulgated there under.

1.2	“Approval” means FDA approval of the Product (as defined below) by the FDA for use as a pharmaceutical product for the treatment of pain pursuant to the FDA’s abbreviated new drug application (“ANDA”) process to be filed by Mikart for the Product.

1.3	“Approval Date” means the date upon which the FDA (as defined below) permits the initial sale of the Product for use as a pharmaceutical product for the treatment of pain pursuant to the Approval of the ANDA to be filed by Mikart for the Product.

1.4	“Contract Manufacturer” means Mikart or any other third party that may be engaged by Ryan Pharmaceuticals or TEAMM to produce the [*] Product, as provided for in Section 4 of this Agreement.

1.5	“FDA” means the United States Food and Drug Administration or any successor agency.

1.6	“Net Sales Price” means, for Product sold hereunder by TEAMM to unrelated third parties (“Customer”), the invoiced sales.

1.7	“Net Sales” means the total Net Sales Price of Product sold hereunder by TEAMM to Customer, after deduction of the following items:

(a)	packing, transportation and insurance charges;

(b)	discounts or rebates actually allowed and taken to the extent customary in the trade;

(c)	credits or allowances given or made for refection or return;

(d)	any tax or other governmental charge levied directly on the sale, transportation or delivery of Product and borne by the seller; and

(e)	Chargebacks and rebates granted to managed care health organizations, federal and state government agencies, and/or other purchasers and/or reimbursers, including, for example, group purchasing organization administration fees.

Product will be considered sold when the shipment is received by Customer. The distribution of reasonable quantities of free promotional samples of Product shall not be considered a sale of a Product for royalty purposes.

1.8	“Product” means the [*] Product.

1.9

“Proprietary Information” means all financial information, marketing information, sales information, customer information, raw materials, know-how, drawings, compositions, manufacturing and other specifications, analytical procedures, flow sheets, reports, market studies, preclinical and clinical test results, FDA and other regulatory submissions, software and other medical, research, technical, and marketing information disclosed, directly or indirectly, by either party to the other party designated “Confidential,” “Proprietary” or the like, or which by its nature is information normally intended to be held in confidence, unless the receiving party demonstrates that such information: (a) is or becomes public knowledge through no fault of the receiving party; (b) is legally in the possession of the receiving party prior to receipt from the disclosing party, as shown by receiving party’s written records; or (c) is subsequently and lawfully received without obligation of confidentiality from a third party under no nondisclosure obligation with respect to such information.

1.10	“Territory” means the United States of America and all its territories.

2. Development and Approval.

2.1	Development. Ryan Pharmaceuticals shall be responsible, at its sole cost and expense, for all drug development for the Product. Ryan Pharmaceuticals shall use commercially reasonable efforts to develop the final form of the Product. Ryan Pharmaceuticals shall perform all drug development required hereunder in accordance with all applicable laws, rules, and regulations.

2.2	Development Reporting. Ryan Pharmaceuticals shall provide TEAMM with monthly status reports prior to the submission of the ANDA for the Product, and quarterly status reports following the submission of the ANDA for the Product and prior to the Approval, via teleconference with TEAMM regarding Ryan Pharmaceutical’s progress with respect to the drug development required hereunder. Such status reports shall include “Gant Charts” to TEAMM regarding Ryan Pharmaceutical’s progress and timelines with respect to the drug development required hereunder.

2.3	Regulatory Approval. Ryan Pharmaceuticals and TEAMM acknowledge and agree that: (a) Mikart will be the ANDA holder for the Product; (b) Mikart shall file the ANDA for the Product with the FDA; and (c) Mikart and Ryan Pharmaceuticals are responsible for the Approval of the Product.

3. Distribution of Product.

3.1	Grant. Subject to the limitations contained in this Agreement, Ryan Pharmaceuticals hereby grants to TEAMM an exclusive and perpetual license, to offer for sale, sell, market, promote, distribute, and otherwise transfer, dispose, provide, and place (“sell”) the Products in the Territory. TEAMM shall have the right, in its sole discretion, to distribute the Products directly or through one or more subdistributors.

3.2

Performance Criteria. After the Approval Date, TEAMM shall be responsible, at its sole cost and expense, for all manufacturing of the Product, regulatory matters related to the Product, and all promotion and distribution related to the commercialization of the Product in the Territory. For a period of no less than twenty-four (24) months following the initial promotional launch of the Product by TEAMM (“Launch”), TEAMM shall have a minimum of One Hundred Twenty-Five (125) sales representatives assigned to detail the Product to high-prescribing target physicians in the Territory. TEAMM’s Launch of the Product shall comprise efforts no less rigorous than those efforts that TEAMM customarily expends to commercialize its other similar products. TEAMM shall Launch the Product within ninety (90) days of the Approval Date, subject to its ability to obtain sufficient quantities of the Product from Mikart to allow a Launch subject to the terms of this Section 3.2.

3.3	Future Products. Ryan Pharmaceuticals hereby grants to TEAMM a right of first refusal to license one (1) additional future pain product that may be developed by Ryan Pharmaceuticals. Such future pain product shall be determined in the sole discretion of Ryan Pharmaceuticals. The terms of a license for such additional future product shall be negotiated, in good faith, on terms and conditions acceptable to Ryan Pharmaceuticals and TEAMM at the time such additional future pain product is identified by Ryan Pharmaceuticals. TEAMM acknowledges that Ryan Pharmaceuticals is under no obligation to complete the development of any additional products solely to satisfy the provisions of this Section 3.3, nor is Ryan Pharmaceuticals obligated to offer any such license to TEAMM under any pre-arranged terms.

4. Product Manufacturing.

4.1	Ryan Pharmaceuticals hereby acknowledges and agrees that TEAMM’s duties and obligations hereunder are dependent upon TEAMM’s ability to obtain and maintain an adequate supply of the Products. Accordingly, Ryan Pharmaceuticals shall cooperate with TEAMM to ensure that a long-term supply agreement is executed between TEAMM and Mikart (“Mikart Supply Agreement”). This Agreement shall not become effective, and the consideration provisions outlined in Section 8 of this Agreement shall not become effective, until the Mikart Supply Agreement is executed.

5. Marketing and Support Activities.

5.1	Marketing Meetings: Reports. Following the Launch of Product by TEAMM, representatives of Ryan Pharmaceuticals and TEAMM shall meet at least quarterly to discuss TEAMM’s marketing plans, product improvement suggestions, and other information concerning the commercialization of the Product. TEAMM shall provide information available to it about the Product and its ability to compete with other products for related uses and to meet customer needs. TEAMM shall provide Ryan Pharmaceuticals information regarding sales of the Product such as pricing trends by geographic region as well as sales information indicating sales by geographic region.

5.2	Marketing Assistance/Training. To the extent feasible, Ryan Pharmaceuticals shall provide technical training, and technical assistance to representatives of TEAMM at periodic intervals, with the frequency and content to be determined by mutual agreement.

5.3	Packaging, Labeling, and Trademarks. TEAMM, in conjunction with Mikart, shall develop all packaging, labeling, package inserts, and trademarks for the Product. All such packaging, labeling, and package inserts shall comply with applicable FDA requirements. TEAMM shall be the sole owner of all such trademarks for the Product.

6. Compliance.

6.1	Reporting Obligations. TEAMM shall maintain, or cause to be maintained, all complaint files and other records required to be maintained by the FDA and other regulatory agencies with respect to Product purchased by TEAMM from Mikart. TEAMM and Mikart will be responsible for compliance with all necessary regulatory reporting requirements for the Product. Specific reporting obligations of TEAMM and Mikart will be more fully delineated in the Mikart Supply Agreement.

7. Product Warranty and Limitation of Liability.

7.1	No Warranty. RYAN PHARMACEUTICALS GRANTS NO WARRANTIES FOR THE PRODUCT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND RYAN PHARMACEUTICALS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON- INFRINGEMENT.

7.2	Limitation of Liability. IN NO EVENT WILL RYAN PHARMACEUTICALS BE LIABLE TO TEAMM FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE AGGREGATE LIABILITY OF RYAN PHARMACEUTICALS FOR DAMAGES UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION AND/OR THE LEGAL THEORY ALLEGED, SHALL BE LIMITED TO THE TOTAL AMOUNT ACTUALLY PAID BY TEAMM TO RYAN PHARMACEUTICALS HEREUNDER.

8. Consideration for License.

8.1	Fixed Payments. As consideration for the license rights hereunder, TEAMM shall pay to Ryan Pharmaceuticals: (i) [*] Dollars ([*]) upon the effectiveness of this Agreement pursuant to Section 4 hereof; (ii) [*] Dollars ([*]) upon the submission by Mikart of the ANDA for the Product; and (iii) [*] Dollars ([*]) upon the approval of the ANDA for the Product by the FDA.

8.2	Royalties. As additional consideration for the license rights hereunder, TEAMM shall pay to Ryan Pharmaceuticals a perpetual royalty payment equal to [*]% of TEAMM’s Net Sales of the Product, subject to minimum annual royalty payments of (i) $[*] per twelve (12) month period for each of the first thirty-six (36) months after the Launch and (ii) $[*] per twelve (12) month period for the following twenly-four (24) months of this Agreement. There shall be [*] annual royalty due after the sixtieth (60th) month after the Launch.

8.3	Stock Warrants. As additional consideration for the license rights hereunder, Accentia shall issue to Ryan Pharmaceuticals: (a) a stock warrant to purchase Fifty Thousand (50,000) shares of the Common Stock of Accentia, such warrants to be issued upon the effectiveness of this Agreement pursuant to Section 4 hereof, such warrants to be exercisable at One Dollar ($1) per share; and (b) a stock warrant to purchase Fifty Thousand (50,000) shares of the Common Stock of Accentia, such warrants to be issued upon the approval of the ANDA for the Product by the FDA, such warrants to be exercisable at One Dollar ($1) per share. Ryan Pharmaceuticals shall notify TEAMM of the allocation of any such warrants between the individual parties. Ryan Pharmaceuticals and Accentia expect to complete separate warrant agreements as soon as practicable following the execution of this Agreement.

8.4	Royalty Payments Due. All royalties due Ryan Pharmaceuticals hereunder shall be paid quarterly, and shall be due no later than forty-five (45) days following the close of each such quarter.

8.5

Sales Reporting and Payment Dates. After the first sale of a Product by TEAMM, TEAMM shall make quarterly written reports to Ryan Pharmaceuticals within thirty (30) days after the first day of each January, April, July, and October during the term of this Agreement and as of such dates, stating in each such report the number, description, and aggregate sales of Product sold during the preceding three calendar months and upon which amounts are payable as provided in Section 8 hereof. The first such report shall include all such Product so sold prior to the date of such report. Concurrently with the making of each such report, TEAMM shall pay Ryan Pharmaceuticals at the rate specified in Section 8 of this Agreement on the Product included therein.

8.6	Accounting and Records. TEAMM shall keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to Ryan Pharmaceuticals under this Agreement. Such books and records shall be kept at TEAMM’s principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and shall be available for inspection by a representative of Ryan Pharmaceuticals, no more than once per calendar year during the term of this Agreement and during normal business hours of TEAMM, for the sole purpose of verifying TEAMM’s royalty statements. The representatives of Ryan Pharmaceuticals shall be obliged to treat as confidential all relevant matters except information relating to the accuracy of such reports and payments or except as required by law. Any such inspections shall be at the sole expense of Ryan Pharmaceuticals, unless a variation or error in excess of Ten Percent (10%) is discovered in the course of any such inspection, whereupon all costs relating thereto shall be paid by TEAMM. TEAMM shall pay to Ryan Pharmaceuticals within thirty (30) days of receiving notice from Ryan Pharmaceuticals the full amount of any underpayment, together with interest thereon at the lower of the rate of One and One-Half Percent (1.5%) per month or the maximum rate permitted under applicable law.

9. Confidentiality.

9.1	Non-Disclosure. During the term of this Agreement and thereafter, no party shall disclose to third parties, or use for its benefit, in whole or in part, any Proprietary Information received from any other party, except to the extent required to perform its obligations under this Agreement or comply with the Act or other laws. Each party shall take all reasonable steps to minimize the risk of disclosure of Proprietary Information, including, without limitation:

(a)	ensuring that only its employees whose duties require them to possess such information have access thereto;

(b)	ensuring that such employees are contractually bound to maintain the confidentiality of such information on terms substantially similar to those of this Agreement; and

(c)	exercising at least the same degree of care that it uses for its own Proprietary Information, which degree of care shall be no less than reasonable.

9.2	Duties Upon Termination. Except as otherwise permitted under this Agreement, upon request by the disclosing party after expiration or termination of this Agreement, the other parties shall either return all of such disclosing party’s Proprietary Information (including data, memoranda, drawings and other writings and tapes and all copies thereof) received or prepared by it or destroy the same, and, in any event, shall make no further use of such Proprietary Information provided, however, that counsel for the receiving party may keep one copy of the Proprietary Information for purposes of ascertaining the receiving party’s obligations pursuant to this Section 9.

9.3	Use of Proprietary Information. During the term of this Agreement and thereafter, neither party shall use the other party’s Proprietary Information for any purposes, except to perform its obligations hereunder.

9.4	Injunctive Relief. Each party acknowledges that the other parties would not have an adequate remedy at law for breach of any of the covenants contained in this Section 9 and hereby consents to the enforcement of same by the other parties by means of temporary or permanent injunction issued by any court having jurisdiction thereof and further agrees that the other parties shall be entitled to assert any claim it may have for damages resulting from the breach of such covenants in addition to seeking injunctive or other relief.

10. Indemnification.

10.1	No Indemnification by Ryan Pharmaceuticals. Ryan Pharmaceuticals specifically provides no indemnification of any kind, for any reason whatsoever to TEAMM, Accentia, their respective shareholders, directors, officers, employees, and agents.

10.2	Indemnification by TEAMM. Subject to Ryan Pharmaceutical’s compliance with its obligations set forth in Section 10.3 below, TEAMM shall indemnify, defend and hold Ryan Pharmaceuticals and their respective shareholders, directors, officers, employees and agents harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys’ fees and other costs of defense) attributable to, or arising out of a breach by TEAMM of any of TEAMM’s warranties, representations, covenants or obligations hereunder, or any claim, lawsuit or other action by a third party for, breach of contract, personal injury or property damage to the extent caused by a breach by TEAMM of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by TEAMM’s fault, negligence or breach of any of its obligations hereunder concerning the use or sale of the Product.

10.3	Notice and Assistance. If Ryan Pharmaceuticals intends to claim indemnification under this Section 10.2, Ryan Pharmaceuticals shall promptly notify TEAMM in writing of any action, claim or other matter in respect of which Ryan Pharmaceuticals or any of its employees or agents intend to claim such indemnification. Ryan Pharmaceuticals shall permit, and shall cause its employees and agents to permit, TEAMM, at its discretion, to settle any such action, claim or other matter and agrees to the complete control of such defense or settlement by TEAMM; provided. however, that such settlement does not adversely affect Ryan Pharmaceutical’s rights hereunder or impose any obligations on Ryan Pharmaceuticals in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of TEAMM and TEAMM shall not be responsible for any legal fees or other costs incurred other than as provided herein. At the expense of TEAMM, Ryan Pharmaceuticals shall render TEAMM all assistance reasonably necessary in defending against such claim, suit, or action. Ryan Pharmaceuticals shall have the right at its expense, to retain separate counsel to act in an advisory capacity in connection with any matter involving a claim for indemnity and TEAMM will cooperate with such counsel.

11. Term; Termination.

11.1	Term. The term of this Agreement shall be perpetual.

11.2	Termination for Cause - Any Party. Without prejudice to any other rights it may have hereunder or at law or in equity, any party may terminate this Agreement immediately by written notice to the other parties upon the occurrence of any of the following:

(a)	any other party becomes insolvent, an order for relief is entered against the other party under any bankruptcy or insolvency laws or laws of similar import;

(b)	any other party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business; or

(c)	after thirty (30) days’ written notice from the terminating party without cure by the breaching party of any material breach of this Agreement by any other party not involving payments.

11.3

Rights and Duties Upon Termination. Sections of this Agreement shall survive any termination of this Agreement which relate to confidentiality and indemnification, or otherwise which by their nature cannot be accomplished or fulfilled prior to termination or which relate to obligations of the parties accrued prior to termination.

12. Miscellaneous.

12.1	Choice of Law; Jurisdiction. This Agreement shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of North Carolina, without regard to its conflict of laws rules. All disputes with respect to this Agreement shall be brought and heard either in the North Carolina state courts or the United States’ federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by facsimile or by first class mail, and shall be deemed effectively given upon receipt.

12.2	Notices. All notices, approvals or other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission (confirmed in writing by other permitted means), air courier or by certified mail, postage prepaid, to the following addresses:

To TEAMM or Accentia:	TEAMM Pharmaceuticals, Inc.
3000 Aerial Center Parkway, Suite 110
Morrisville, North Carolina 27560
Attn: President
Fax:(919) 481-9300

with a copy to:	Hutchison & Mason PLLC
3110 Edwards Mill Road, Suite 100
Raleigh, North Carolina 27612
Attn: J. Robert Tyler, El
Fax (919) 829-9696

To:	Ryan Pharmaceuticals
2493 Poinciana Dr.
Weston, Florida 33327
Attn: President
Fax: (954) 657-2407

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered or transmitted by facsimile, or five (5) days after so mailed.

12.3	Severability. If any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

12.4	Entire Agreement. This Agreement states the entire agreement between the parties hereto about the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto.

12.5	No Waiver. The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

12.6	Assignment Binding Effect. Either party to this Agreement, upon written approval of the other party, such written approval not to be unreasonably withheld, may assign its rights in and to this Agreement to any third party at any time, subject to providing thirty (30) days’ prior written notice to every other party herein. Any assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assignor/transferor pursuant to this Agreement.

12.7	Independent Contractor. Each party shall act as the independent contractor of the other parties. No party shall be the legal agent of any other party for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of any other party, except to the extent specifically authorized in writing by such other party. None of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

12.8	Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.9

Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary in making proof of this

Agreement or any counterpart hereof to account for any of the other counterpart.

12.10 Force Majeure. No party shall be deemed to be in default for failure or delay in performance to the extent such causes for default were reasonably unforeseeable or, if foreseeable, reasonably irremediable in spite of diligent efforts to effect a reasonable remedy, and which are caused by act or omission of any governmental authority or of the other party, compliance with new governmental regulations, insurrection, riot, embargo, delays or shortages in transportation or inability to obtain necessary materials, and Acts of God or Nature.

12.11	Insurance. Each of the parties hereto shall at all times maintain insurance, including but not limited to product liability insurance, in commercially reasonable amounts for their respective obligations and potential liabilities hereunder. Each party shall, at the request of the other party, provide such evidence of such insurance as requested, including a certificate of insurance.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

RYAN PHARMACEUTICALS

By:	/s/ Patricia Ryan
Patricia Ryan
President

TEAMM PHARMACEUTICALS, INC.

By:	/s/ Martin G. Baum
Martin G. Baum
President and Chief Executive Officer

ACCENTIA, INC.

By:	/s/ Frank E. O’Donnell, Jr.
Frank E. O’Donnell, Jr., M.D.
Chairman

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This First Amendment to Distribution Agreement is effective October 8, 2004 (the “First Amendment”) and is entered into between Ryan Pharmaceuticals, a Delaware corporation (“Ryan”), TEAMM Pharmaceuticals, Inc., a Delaware corporation (“TEAMM”), and Accentia, Inc., a Florida corporation (“Accentia”).

WHEREAS, Ryan, TEAMM, and Accentia are parties to a Distribution Agreement, dated May 29, 2003 (the “Agreement”); and

WHEREAS, Ryan, TEAMM, and Accentia desire to amend the Agreement in the manner and to the extent set forth herein to modify the consideration to be paid to Ryan pursuant to the Agreement.

NOW, THEREFORE, pursuant to Section 12.4 of the Agreement, Ryan, TEAMM, and Accentia hereby agree as follows:

1. Defined Terms. Capitalized terms used herein that are not otherwise defined shall have the meaning given to them in the Agreement.

2. Payment. In consideration of the provisions of this First Amendment, upon execution hereof, TEAMM shall pay to Ryan the sum of [*] ($[*]). The parties acknowledge that this sum represents certain payments to be made by TEAMM to Ryan pursuant to the terms of the Agreement and due and owing as of the date hereof.

3. Fixed Payments. Ryan hereby acknowledges that it has received payments pursuant to Section 8.1 totaling [*] Dollars ($[*]). In satisfaction of its obligations under Section 8.1, TEAMM shall pay to Ryan Pharmaceuticals on or before January 1, 2005, the sum of [*] Dollars ($[*]). In the event that such payment is not received on the date due interest shall accrue on the unpaid balance at a rate of one and one-half percent (1.5%) per month, or the maximum rate allowed by law, whichever is less. Notwithstanding the foregoing, failure to make such payment shall be deemed a material breach of the Agreement. The parties hereby agree that Section 8.1 is hereby deleted in its entirety and replaced with the following:

8.1 [Reserved.]

4. Amendment to Section 8.2. Section 8.2 is hereby amended by adding the following after the first sentence:

“During each twelve-month period of the first thirty-six (36) months after the Launch, TEAMM shall pay to Ryan Pharmaceuticals the minimum annual royalty payment in equal monthly installments of [*] for the first eleven months. In the twelfth month of each such period, TEAMM shall pay to Ryan Pharmaceuticals a total of [*] plus the difference, if any, between the amount equal to [*] of TEAMM’s Net Sales of the Product during that twelve month period and [*]. For example, if [*] of TEAMM’s Net Sales of the Product during the first twelve month period after the launch equaled [*], then during the twelfth month, TEAMM shall pay to Ryan Pharmaceuticals a total of [*]. During each twelve month period following the first thirty-six (36) months after the Launch, TEAMM shall pay to Ryan Pharmaceuticals the minimum annual royalty payment in equal monthly installments of [*] for the first eleven months. In the twelfth month of each such period, TEAMM shall pay to Ryan Pharmaceuticals a total of [*] plus the difference, if any, between the amount equal to [*] of TEAMM’s Net Sales of the Product during that twelve month period and [*]. For example, if [*] of TEAMM’s Net Sales of the Product during the first twelve month period after the launch equaled [*] , then during the twelfth month, TEAMM shall pay to Ryan Pharmaceuticals a total of [*].

5. Amendment to Section 8.3. Section 8.3 is hereby amended by adding the following after Subsection (b):

“(c) a stock warrant to purchase One Hundred Twenty-Five Thousand (125,000) shares of the Common Stock of Accentia, such warrants to be exercisable at Two Dollars Fifty-Three Cents ($2.53) per share. The respective rights and obligations of the parties with respect to the foregoing shall be set forth in a separate agreement or agreements (the “Warrant Agreement”) to be executed by the parties, substantially in the form annexed hereto as Exhibit 1.”;

6. Amendment to Section 11.3. The fourth sentence of Section 11.3 is hereby amended by adding the following after the first sentence:

“In no event shall a termination of this Agreement be deemed a waiver of Ryan Pharmaceuticals’ right to receive any payment due to Ryan Pharmaceuticals pursuant to Section 8.1 or 8.2 as of the date of termination, or of the right of Ryan Pharmaceuticals under the Warrant Agreement to be executed pursuant to the provisions of Section 8.3”.

7. Effect of First Amendment. The provisions of the Agreement are amended and modified by the provisions of this First Amendment. If any provisions of the Agreement are different from or inconsistent with any of the provisions of this First

Amendment, the provisions of this First Amendment shall control, and the provisions of the Agreement shall, to the extent of such difference or inconsistency, be amended and modified.

8. Single Agreement. This First Amendment and the Agreement, as amended and modified by this First Amendment, shall constitute and be construed as a single agreement.

IN WITNESS WHEREOF, Ryan, TEAMM, and Accentia execute and deliver this First Amendment effective October 8, 2004.

RYAN PHARMACEUTICALS

By	/s/ Patricia Ryan
Patricia Ryan
President

TEAMM PHARMACEUTICALS, INC.

By	/s/ Martin G. Baum
Martin G. Baum
President & Chief Executive Officer

ACCENTIA, INC.

By	/s/ Frank E. O’Donnell Jr.
Frank E. O’Donnell, Jr., M.D.
Chairman

EXHIBIT 1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND SUCH UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THIS WARRANT AND SUCH SECURITIES UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE, AND THE TRANSFER THEREOF, ARE SUBJECT TO THE PROVISIONS OF THE BYLAWS OF THE CORPORATION, A COPY OF WHICH IS ON FILE IN, AND MAY BE EXAMINED AT, THE PRINCIPAL OFFICE OF THE COMPANY.

ACCENTIA, INC.

STOCK PURCHASE WARRANT

This Warrant is issued as of May 29, 2003, by Accentia, Inc., a Florida corporation (the “Company”), to Patricia Ryan or her permitted assigns (the “Holder”).

1. Issuance of Warrant; Term.

1.1 Issuance. Upon exercise pursuant to Section 6 hereof, the Company shall issue to the Holder up to Two Hundred Twenty-Five Thousand (225,000) of fully paid and nonassessable shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”).

1.2 Term. This Warrant shall be exercisable at any time and from time to time from the date hereof until the earliest to occur of the following: (i) May 29, 2013; (ii) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or other transaction as a result of which stockholders of the Company immediately prior to such acquisition possess a minority of the voting power of the acquiring entity immediately following such acquisition (an “Acquisition”); (iii) any liquidation or winding up of the Company (a “Liquidation”); or (iv) the closing of a firm commitment underwritten public offering of the Company’s Common Stock (a “Public Offering”). The Company shall give notice to the Holder of an Acquisition, Liquidation, or Public Offering at least thirty (30) days prior thereto.

1.3. Exercise Price. The exercise price (the “Warrant Price”) per share for which all or any of the shares of Common Stock may be purchased pursuant to the terms of this Warrant shall be $1.00 per share for up to One Hundred Thousand (100,000) shares and $2.53 per share for up to One Hundred and Twenty-Five Thousand (125,000) shares.

2. Adjustment of Warrant Price, Number and Kind of Shares. The Warrant Price and the number and kind of securities issuable upon the exercise of this Warrant (the “Warrant Stock”) shall be subject to adjustment from time to time and the Company agrees to provide notice upon the happening of certain events as follows.

2.1 Dividends in Stock Adjustment. In case at any time or from time to time on or after the date hereof the holders of the Warrant Stock shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional securities or other property (other than cash) of the Company by way of dividend or distribution, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Warrant Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional securities or other property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of such shares of Warrant Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional securities or other property receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by this subsection 2.1 and subsections 2.2 and 2.3 of this Section 2.

2.2 Reclassification or Reorganization Adjustment. In case of any reclassification or change of the authorized securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) on or after the date hereof, then and in each such case the Company shall give the holder of this Warrant at least thirty (30) days notice of the proposed effective date of such transaction, and the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change or reorganization, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in subsections 2.1 and 2.3 of this Section 2.

2.3 Stock Splits and Reverse Stock Splits. If at any time on or after the date hereof the Company shall subdivide its issued and outstanding shares of Warrant Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Warrant Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately decreased.

3. No Fractional Shares. No fractional shares of Warrant Stock shall be issued in connection with any exercise hereof. In lieu of any fractional shares that would otherwise be issuable, the Company, as determined by the Board of Directors within its sole discretion, shall: (a) pay cash equal to the product of such fraction multiplied by the fair market value of one share of Warrant Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors or (b) round up the number of shares of Warrant Stock to the next whole share.

4. No Stockholder Rights. This Warrant as such shall not entitle its holder to any of the rights of a stockholder of the Company until the holder has exercised this Warrant in accordance with Section 6 hereof.

5. Reservation of Stock. The Company covenants that during the period that this Warrant is exercisable, the Company will reserve from its authorized and unissued capital stock a sufficient number of shares of Common Stock to provide for the issuance of the Warrant Stock upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock upon the exercise of this Warrant.

6. Exercise of Warrant. This Warrant may be exercised by Holder by the surrender of this Warrant at the principal office of the Company, and except as provided in subsection 6.1, accompanied by payment in full of the Warrant Price of the shares of Warrant Stock purchased thereby (as described above) and the completed subscription form attached hereto. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person or entity entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable, the Company shall issue and deliver to the person or entity entitled to receive the same a certificate or certificates, without charge for any stamp or similar tax with respect to such issuance, for the number of full shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above. The shares of Warrant Stock issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable.

6.1 Partial Exercise. This Warrant may be exercised during its exercise period by the Holder as to the whole at any time or in part from time to time. If this Warrant is exercised at one time for less than the maximum number of shares of Common Stock purchasable upon the exercise hereof, the Company shall issue to the Holder of this Warrant a new warrant of like tenor and date representing the number of shares of Common Stock equal to the difference between the number of shares purchasable upon full exercise of this Warrant and the number of shares that were purchased upon the exercise of this Warrant.

6.2 Net Issue Election. Upon exercise of this Warrant pursuant to Section 6 and in lieu of paying in full the Warrant Price of the shares of Warrant Stock purchased thereby, the Holder may elect to receive, without the payment by the Holder of any consideration, shares of Warrant Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice attached hereto duly executed, at the office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Warrant Stock as is computed using the following formula:

X=	Y(A-B) A

where X =	the number of shares of Warrant Stock to be issued to the Holder pursuant to this Section 6.2.

Y =	the number of shares of Warrant Stock covered by this Warrant to which the net issue election is made pursuant to this Section 6.2.

A =	the fair market value of one share of Warrant Stock, as determined in good faith by the Board of Directors of the Company (the “Board”) as at the time the net issue election is made pursuant to this Section 6.2.

B =	the Warrant Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 6.2.

The Board shall promptly respond in writing to an inquiry by the Holder as to the fair market value of one share of Warrant Stock.

7. Limited Put Right. In the event that on April 1, 2005, the Company has not to that date made a Public Offering of its Common Shares, Holder may elect to receive, in consideration of Holder’s agreement to reduce the number of Warrant Stock by One Hundred Thousand, a payment by Company totaling One Hundred and Nine Thousand Dollars ($109,000). If Holder exercises this limited put right, the Company shall issue to the Holder of this Warrant a new warrant representing right to purchase One Hundred Thousand (100,000) shares of Common Stock at $1.00 per share and Twenty Five Thousand (25,000) shares of Common Stock at $2.53 per share, or such number of shares and exercise price as was determined pursuant to an adjustment made in accordance with the provisions of Section 2 hereof.

8. Certificate of Adjustment. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

9. Notice of Proposed Transfers. Prior to any proposed transfer of this Warrant or the shares of Warrant Stock received on the exercise of this Warrant (the “Securities”), unless there is in effect a registration statement under the Securities Act of 1933, as amended and applicable state securities laws (collectively, the “Securities Laws”), covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so reasonably requests, be accompanied (except in transactions in compliance with Rule 144) by a written opinion of legal counsel to the effect that the proposed transfer of the Securities may be effected without registration under the Securities Laws, whereupon the Holder of the Securities shall be entitled to transfer the Securities in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a limited liability company or partnership to a member or partner of such limited liability company or partnership or a member or retired partner of such limited liability company or partnership who retires after the date hereof, or to the estate of any such retired member or partner or the transfer by gift, will or intestate succession of any member or partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder. Each certificate evidencing the Securities transferred as above provided shall bear the appropriate restrictive legend set forth above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Laws.

10. Replacement of Warrants. Upon the receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction of the Warrant or upon surrender and cancellation of this Warrant if mutilated, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.

11. Miscellaneous. This Warrant shall be enforced, governed and construed in all respects in accordance with the laws of the State of Florida, without application of the principles of conflicts of laws in a manner that would cause Florida law not to be applied to the substance of any controversy. The headings in this Warrant are for purposes of convenience of reference only, and shall not be deemed to constitute a part hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions. All notices and other communications from the Company to the holder of this Warrant shall be delivered personally or mailed by first class mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing, and if mailed shall be deemed given three days after deposit in the U.S. Mail.

12. Taxes. The Company shall pay all issue taxes and other governmental charges (but not including any income taxes of a Holder) that may be imposed in respect of the issuance or delivery of the Shares or any portion thereof.

13. Amendment. Any term of this Warrant may be amended with the written consent of the Company and the Holder of this Warrant. Any amendment effected in accordance with this Section 12 shall be binding upon the Holder of this Warrant, each future holder of such Warrant, and the Company.

IN WITNESS WHEREOF, the undersigned officer of the Company has set his hand as of the date first above written.

ACCENTIA, INC.

By:
Frank E. O’Donnell, Jr., M.D.
Chairman

Subscription

To:	Date:

The undersigned hereby subscribes for              shares of Warrant Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 6.1 to surrender the right to purchase shares of Warrant Stock pursuant to this Warrant. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address